Exhibit 99.(14)(b)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Partners Equity Trust

We consent to the use of our report dated February 25, 2008 with respect to Legg Mason Partners Small Cap Core Fund, a series of Legg Mason Partners Equity Trust, as of December 31, 2007, incorporated herein by reference and to the reference to our firm under the headings “Financial Highlights” and “Financial Highlights of Legg Mason Partners Small Cap Core Fund (Target Fund)” in the Proxy Statement/Prospectus on Form N-14 and “FINANCIAL STATEMENTS” in the Statement of Additional Information.

New York, New York

December 22, 2008